Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DCT Industrial Trust Inc.:

We consent to the incorporation by reference in registration statement Nos. 333-137929 and 333-145252 on Form S-8 and registration statement Nos. 333-141910, 333-141913, and 333-145253 on Form S-3 of DCT Industrial Trust Inc. of our report dated February 29, 2008, except as to the 2007 information in paragraph 59 of note 2, paragraph 9 of note 3, paragraph 3 of note 7, paragraph 7 of note 9, note 11, paragraphs 3, 5, 9, and 10 of note 12, paragraph 1 of note 14, note15, and note 16, which are as of February 26, 2010, with respect to the consolidated statements of operations, stockholders’ equity, comprehensive income (loss) and noncontrolling interests, and cash flows of DCT Industrial Trust Inc. and subsidiaries for the year ended December 31, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of DCT Industrial Trust Inc.

/s/ KPMG LLP

Denver, Colorado

February 26, 2010